Exhibit 99.1

Arcimoto Announces Board’s Approval of Reverse Stock Split Ratio and Effectiveness Date

EUGENE, Ore., November 14, 2022 – Arcimoto, Inc.® (“Arcimoto” or the “Company”) (NASDAQ: FUV), makers of rightsized, outrageously fun, ultra-efficient electric vehicles, today announced that it will effect a one-for-20 reverse stock split (“reverse split”) of its common stock, no par value (“Common Stock”), that will become effective on November 29, 2022 at 5:01 p.m. EST, after the close of trading on The Nasdaq Global Market (“Nasdaq”). On November 30, 2022, the Common Stock will begin trading on a post-reverse split basis on Nasdaq under the existing symbol “FUV.”

The reverse split is primarily intended to bring Arcimoto into compliance with the minimum bid price requirement for maintaining its listing on Nasdaq. The new CUSIP number for the Common Stock following the reverse split will be 039587209.

At Arcimoto’s special meeting of stockholders on November 11, 2022 (the “Special Meeting”), Arcimoto’s stockholders approved the proposal to authorize Arcimoto’s Board of Directors (the “Board”), in its sole and absolute discretion, to file a certificate of amendment (the “Amendment”) to Arcimoto’s articles of incorporation to, among other things, effect the reverse split at a ratio to be determined by the Board, ranging from one-for-five to one-for-20. On November 11, 2022, the Board approved the reverse split at a ratio of one-for-20 and the Amendment was filed with the Secretary of State of the State of Oregon, which will become effective upon receipt by the Oregon Secretary of State. The reverse split will become effective on November 29, 2022 at 5:01 p.m. EST, after the close of trading on the Nasdaq.

The reverse split will affect all issued and outstanding shares of Common Stock. All outstanding options, restricted stock units, deferred stock units, warrants, convertible notes and other securities entitling their holders to purchase or otherwise receive shares of Common Stock will be adjusted as a result of the reverse split, as required by the terms of each security. The number of shares available to be awarded under Arcimoto’s Second Amended and Restated 2012 Employee Stock Benefit Plan, Amended and Restated 2015 Stock Incentive Plan, 2018 Omnibus Stock Incentive Plan and 2022 Omnibus Stock Incentive Plan will also be appropriately adjusted. Following the reverse split, the par value of the Common Stock will remain unchanged at no par value per share. The reverse split will not change the authorized number of shares of Common Stock or preferred stock, although the Amendment also increased the number of authorized shares of Common Stock from 100,000,000 to 200,000,000. No fractional shares will be issued in connection with the reverse split, and stockholders who would otherwise be entitled to receive a fractional share will instead receive one whole share of Common Stock in lieu of such fractional share.

The reverse split will reduce the number of shares of Common Stock issued and outstanding from approximately 51.2 million to approximately 2.6 million.

About Arcimoto, Inc.

Arcimoto is a pioneer in the design and manufacture of rightsized, ultra-efficient, incredibly fun electric vehicles for everyday mobility. Built on the revolutionary three-wheel Arcimoto Platform, our vehicles are purpose-built for daily driving and local delivery, all at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Based in Eugene, Oregon, the Arcimoto team is dedicated to creating world-class EVs that make the world a better place. For more information, please visit Arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions, the Company’s ability to satisfy the various rules and requirements imposed by The Nasdaq Stock Market and unforeseen technical issues that could result in Arcimoto’s Common Stock not trading on the Nasdaq on a post-reverse stock split basis on November 30, 2022 as expected. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Public Relations Contact:

Megan Kathman
(651) 785-3212
pr@arcimoto.com

Investor Relations Contact:

investor@arcimoto.com